FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces
Results for Third Quarter 2004

     MECHANICSBURG, PENNSYLVANIA - - October 27, 2004- - Select Medical Corporation (NYSE: SEM) today announced results for the third quarter ended September 30, 2004.

     For the third quarter ended September 30, 2004, net operating revenues increased 15.7% to $407.6 million compared to $352.4 million for the same quarter, prior year. Income from operations increased 48.9% to $55.0 million compared to $36.9 million for the same quarter, prior year. Net income increased 49.4% to $27.8 million compared to $18.6 million for the same quarter, prior year. Additionally, net income before interest, income taxes and depreciation and amortization (“EBITDA”) increased 42.0% to $64.9 million compared to $45.7 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.26 compared to $0.18 for the same quarter, prior year. This represents a 44.4% increase in fully diluted earnings per share. The earnings per share amounts reflect the 2-for-1 split of Select’s common stock that occurred on December 22, 2003.

     For the nine months ended September 30, 2004, net operating revenues increased 25.3% to $1,241.3 million compared to $990.9 million for the same period, prior year. Income from operations increased 65.7% to $173.3 million compared to $104.6 million for the same period, prior year. Net income increased 70.9% to $88.4 million compared to $51.7 million for the same period, prior year. Additionally, EBITDA increased 59.1% to $201.4 million compared to $126.6 million for the same period, prior year. Earnings per share on a fully diluted basis from continuing operations were $0.82 compared to $0.51 for the same period, prior year. This represents a 60.8% increase in fully diluted earnings per share. Earnings per share on a fully diluted basis, after giving effect to discontinued operations, were $0.83 compared to $0.51 for the same period, prior year. As described below, on September 27, 2004 the Company sold its only skilled nursing facility. This facility was acquired as part of the acquisition of Kessler Rehabilitation Corporation in 2003. As a result of the sale, the operating results of this facility have been reclassified and reported as discontinued operations for all reported periods.

Specialty Hospitals

     During the third quarter of 2004, Select opened one long-term acute care hospital. At the end of the quarter Select operated 83 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 77 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at September 30, 2003. For the third quarter of 2004, net operating revenues increased 22.5% to $270.6 million compared to $221.0 million for the same quarter, prior year. For all of Select’s hospitals, total patient days for the third quarter 2004 were 198,052, admissions were 8,197 and net revenue per patient day was $1,338 (such figures include 16,141 days and 632 admissions at hospitals in their start-up periods and 26,551 days and 1,780 admissions at the four hospitals acquired through the Kessler acquisition). This compares to 181,188 days, 7,025 admissions and net revenue per patient day of $1,215 for the same quarter, prior year. For the hospitals opened before January 1, 2003 and operated by Select throughout both periods, patient days in the third quarter of 2004 were 155,360 days and admissions in the third quarter were 5,785, compared to 167,853 days and 6,257 admissions in the same quarter, prior year. “Adjusted EBITDA” (defined for the periods presented as net income before interest, income taxes, equity in earnings from joint ventures, depreciation and amortization and minority interests) for the segment increased 53.6% to $58.9 million compared to $38.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 21.8% for the third quarter of 2004, compared to 17.4% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2003 and operated by Select throughout both periods was 21.6% for the third quarter of 2004, compared to 17.8% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     For the nine months ended September 30, 2004, net operating revenues increased 35.5% to $807.9 million compared to $596.2 million for the same period, prior year. For all of Select’s hospitals, total patient days for the nine months ended September 30, 2004 were 615,304, admissions were 25,241 and net revenue per patient day was $1,287 (such figures include 41,656 days and 1,687 admissions at hospitals in their start-up periods and 78,826 days and 5,343 admissions at the four hospitals acquired through the Kessler acquisition). This compares to 514,951 days, 19,100 admissions and net revenue per patient day of $1,152 for the same period, prior year. For the hospitals opened before January 1, 2003 and operated by Select throughout both periods, patient days for the nine months ended September 30, 2004 were 494,822 days and admissions were 18,211, compared to 500,310 days and 18,267 admissions in same period, prior year. Adjusted EBITDA for the segment for the nine months ended September 30, 2004 increased 85.0% to $175.0 million compared to $94.6 million for the same period, prior year. The Adjusted EBITDA margin for the segment for the nine months ended September 30, 2004 was 21.7%, compared to 15.9% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2003 and operated by Select throughout both periods was 21.3% for the nine months ended September 30, 2004, compared to 16.3% for the same period, prior year.

Outpatient Rehabilitation

     At September 30, 2004, Select operated 750 outpatient clinics. For the third quarter of 2004, net operating revenues increased 3.4% to $133.5 million compared to $129.1 million for the same quarter, prior year. Adjusted EBITDA for the third quarter increased 2.9% to $17.3 million compared to $16.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 13.0% compared to 13.1% in the same quarter, prior year. U.S. based patient visits were 935,763 compared to 1,002,354 for the same quarter, prior year. Net revenue per visit was $88 compared to $87 for the same quarter, prior year.

     For the nine months ended September 30, 2004, net operating revenues increased 9.5% to $423.5 million compared to $386.7 million for the same period, prior year. Adjusted EBITDA for the period increased 7.8% to $64.4 million compared to $59.8 million for the same period, prior year. The Adjusted EBITDA margin for the period was 15.2% compared to 15.5% in the same period, prior year. U.S. based patient visits were 2,933,106 compared to 3,002,954 for the same period, prior year. Net revenue per visit was $89 compared to $88 for the same period, prior year.

Non-GAAP Financial Measures

     The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which are used in this press release. Prior to the quarter ended June 30, 2003, Select had defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. Beginning in the third quarter of 2003, Select now refers to this financial measure as Adjusted EBITDA. In order to comply with the new rules, Select now uses EBITDA, defined as net income (loss) before interest, income taxes, and depreciation and amortization, to report consolidated operating results. However, SFAS 131 requires Select to report segment results in a manner consistent with management’s internal reporting of operating results to Select’s chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since Select uses Adjusted EBITDA to measure performance of its segments for internal reporting purposes, Select has used Adjusted EBITDA to report segment results. The difference between EBITDA and Adjusted EBITDA for Select’s segments related to the periods presented in this press release result from equity in earnings from joint ventures and minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

Stock Repurchase Program

     The Company did not repurchase any of its stock during the third quarter ended September 30, 2004 under its share repurchase program that was announced on February 23, 2004. Since the inception of the share repurchase program, the Company has repurchased and retired a total of 3,399,400 shares at a total cost of $48.1 million. The Company’s share repurchase program provides for the repurchase of up to $80 million of its common stock. The program will remain in effect until August 31, 2005, unless extended by the Board of Directors. The Company will not repurchase any of its stock under its share repurchase program during the pendency of the proposed merger, which is described below.

Discontinued Operations

     On September 27, 2004, the Company sold the land, building and certain other assets and liabilities associated with its only skilled nursing facility for approximately $11.6 million. The skilled nursing facility was acquired as part of the Kessler acquisition in September 2003. The operating results of the skilled nursing facility have been reclassified and reported as discontinued operations. Previously the operating results of this facility were included in the Company’s Specialty Hospitals segment.

Proposed Merger

     On October 18, 2004 the Company announced that it has signed an agreement to merge with a subsidiary of EGL Holding Company. EGL Holding Company is a new company formed by an investment group led by Welsh, Carson, Anderson & Stowe, a private equity firm focused on investments in the healthcare sector, and including Thoma Cressey Equity Partners, a private equity firm and an existing stockholder of Select, and certain members of Select’s management, including Rocco Ortenzio and Robert Ortenzio. Under the terms of the merger agreement, each share of Select common stock, other than certain shares held by the stockholders participating in the buying group, will be converted into the right to receive $18.00 per share in cash.

     The closing of the transaction is subject to various conditions contained in the merger agreement, including the approval by the holders of a majority of Select’s shares (other than the stockholders continuing in EGL Holding Company), the closing of financing arrangements as set forth in bank commitment letters that have been received by EGL Holding Company, the closing of tender offers for and consent solicitations with respect to Select’s public debt securities, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions. The transaction is expected to be completed in the first quarter of 2005.

Additional Information and Where to Find it

     The proposed transaction will be submitted to Select’s stockholders for their consideration, and Select will file with the SEC a proxy statement to be used to solicit stockholder approvals of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Select stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Select, at the SEC’s Internet site (http://www.sec.gov/). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to: Select Medical Corporation, 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, Attention: Investor Relations, or by telephone at (717) 972-1100 or by e-mail to ir@selectmedicalcorp.com.

Participants in the Solicitation

     Select, EGL Holding Company, Welsh Carson, certain of its affiliates, Thoma Cressey and Select’s directors, executive officers and other members of its management who are to invest in EGL Holding Company may be deemed to be participants in the solicitation of proxies from the Select stockholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of Select stockholders under the rules of the SEC is set forth in public filings filed by Select with the SEC and will be set forth in the proxy statement when it is filed with the SEC.

Earnings Conference Call Cancelled

     In light of the signing of the merger agreement, the earnings conference call previously scheduled for Thursday, October 28, 2004 has been cancelled.

* * * * *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 82 long-term acute care hospitals in 25 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the merger may not occur due to the failure to satisfy the conditions in the merger agreement, such as the inability of Welsh Carson to obtain financing, the failure of Select to obtain stockholder approval, the failure of a majority of notes issued by Select to be tendered and accepted and the failure to successfully complete the consent solicitation regarding amendments to the indentures underlying the notes issued by Select, or the occurrence of events that would have a material adverse effect on Select as defined in the merger agreement. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended September 30, 2004 and 2003

			%
	2004	2003	Change
Net operating revenues	$407,570	$352,402	15.7%
Costs and expenses:
Cost of services	318,541	282,006	13.0%
Bad debt expense	12,857	13,636	(5.7)%
General and administrative	10,945	11,124	(1.6)%
Depreciation and amortization	10,264	8,731	17.6%

Income from operations	54,963	36,905	48.9%
Equity in earnings from joint ventures	—	(334)	(100.0)%
Interest expense, net	7,998	6,142	30.2%

Income from continuing operations before minority interests, and income taxes	46,965	31,097	51.0%
Minority interests	620	356	74.2%

Income from continuing operations before income taxes	46,345	30,741	50.8%
Income tax expense	18,674	12,146	53.7%

Income from continuing operations	27,671	18,595	48.8%
Income from discontinued operations, net of tax	146	18	NM

Net income	$27,817	$18,613	49.4%

Diluted earnings per share from continuing operations	$0.26	$0.18	44.4%
Diluted earnings per share from discontinued operations	0.00	0.00	00.0%

Diluted earnings per share	$0.26	$0.18	44.4%

Weighted average shares outstanding (1)	105,179	105,131	0.0%

(1) Adjusted to reflect a 2-for-1 split of common stock that occurred on December 22, 2003.

NM – Not Meaningful

II. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Nine Months Ended September 30, 2004 and 2003

			%
	2004	2003	Change
Net operating revenues	$1,241,276	$990,927	25.3%
Costs and expenses:
Cost of services	965,848	792,493	21.9%
Bad debt expense	36,056	38,156	(5.5)%
General and administrative	36,490	32,251	13.1%
Depreciation and amortization	29,533	23,437	26.0%

Income from operations	173,349	104,590	65.7%
Equity in earnings from joint ventures	—	(334)	(100.0)%
Interest expense, net	23,900	17,848	33.9%

Income from continuing operations before minority interests, and income taxes	149,449	87,076	71.6%
Minority interests	2,772	1,893	46.4%

Income from continuing operations before income taxes	146,677	85,183	72.2%
Income tax expense	59,121	33,503	76.5%

Income from continuing operations	87,556	51,680	69.4%
Income from discontinued operations, net of tax	802	18	NM

Net income	$88,358	$51,698	70.9%

Diluted earnings per share from continuing operations	$0.82	$0.51	60.8%
Diluted earnings per share from discontinued operations	0.01	0.00	NM

Diluted earnings per share	$0.83	$0.51	62.7%

Weighted average shares outstanding (1)	106,522	102,367	4.1%

(1) Adjusted to reflect a 2-for-1 split of common stock that occurred on December 22, 2003.

NM – Not Meaningful

III. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash	$219,915	$165,507
Restricted cash	7,500	—
Accounts receivable, net	225,942	230,171
Current deferred tax asset	62,977	61,699
Other current assets	21,811	27,689

Total current assets	538,145	485,066
Property and equipment, net	165,175	174,902
Intangible assets	381,544	388,002
Other assets	21,194	31,028

Total assets	$1,106,058	$1,078,998

Liabilities and Stockholders’ Equity
Payables and accruals	$262,246	$286,419
Current portion of long term debt	4,358	10,267

Total current liabilities	266,604	296,686
Long term debt, net of current portion	351,150	357,236
Minority interests	7,210	5,901
Stockholders’ equity	481,094	419,175

Total liabilities and stockholders’ equity	$1,106,058	$1,078,998

IV. Key Statistics
(unaudited)
For the Three Months Ended September 30, 2004 and 2003

			%
	2004	2003	Change
Specialty Hospitals (a)
Number of hospitals – end of period	87	81	7.4%
Net operating revenues (,000)	$270,647	$220,967	22.5%
Number of patient days	198,052	181,188	9.3%
Number of admissions	8,197	7,025	16.7%
Net revenue per patient day (b)	$1,338	$1,215	10.1%
Adjusted EBITDA (,000)	$58,945	$38,376	53.6%
Adjusted EBITDA margin – all hospitals	21.8%	17.4%	25.3%
Adjusted EBITDA margin – same store hospitals (c)	21.6%	17.8%	21.3%
Outpatient Rehabilitation
Number of clinics – end of period	750	814	(7.9)%
Net operating revenues (,000)	$133,522	$129,108	3.4%
Number of visits (US)	935,763	1,002,354	(6.6)%
Revenue per visit (US) (d)	$88	$87	1.1%
Adjusted EBITDA (,000)	$17,349	$16,862	2.9%
Adjusted EBITDA margin	13.0%	13.1%	(0.8)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals. Revenues and Adjusted EBITDA for 2003 have been restated to exclude discontinued operations.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2003 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

V. Key Statistics

(unaudited)
For the Nine Months Ended September 30, 2004 and 2003

			%
	2004	2003	Change
Specialty Hospitals (a)
Number of hospitals – end of period	87	81	7.4%
Net operating revenues (,000)	$807,944	$596,158	35.5%
Number of patient days	615,304	514,951	19.5%
Number of admissions	25,241	19,100	32.2%
Net revenue per patient day (b)	$1,287	$1,152	11.7%
Adjusted EBITDA (,000)	$174,966	$94,570	85.0%
Adjusted EBITDA margin – all hospitals	21.7%	15.9%	36.5%
Adjusted EBITDA margin – same store hospitals (c)	21.3%	16.3%	30.7%
Outpatient Rehabilitation
Number of clinics – end of period	750	814	(7.9)%
Net operating revenues (,000)	$423,465	$386,730	9.5%
Number of visits (US)	2,933,106	3,002,954	(2.3)%
Revenue per visit (US) (d)	$89	$88	1.1%
Adjusted EBITDA (,000)	$64,427	$59,756	7.8%
Adjusted EBITDA margin	15.2%	15.5%	(1.9)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals. Revenues and Adjusted EBITDA for 2003 and 2004 have been restated to exclude discontinued operations.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2003 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

VI. Net Income to EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2004 and 2003

The following tables reconcile net income to EBITDA for the Company. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, equity in earnings from joint ventures and minority interest. Select believes that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$27,817	$18,613	$88,358	$51,698
Income tax expense (1)	18,777	12,158	59,662	33,515
Interest expense, net	7,998	6,142	23,900	17,848
Depreciation and amortization (1)	10,324	8,807	29,467	23,513

EBITDA	$64,916	$45,720	$201,387	$126,574

Net revenue	$407,570	$352,402	$1,241,276	$990,927
EBITDA margin	15.9%	13.0%	16.2%	12.8%

(1)	Includes amounts associated with discontinued operations.

The following table reconciles Adjusted EBITDA to net income. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$27,817	$18,613	$88,358	$51,698
Income from discontinued operations, net of tax (1)	(146)	(18)	(802)	(18)
Income tax expense	18,674	12,146	59,121	33,503
Minority interest	620	356	2,772	1,893
Interest expense, net	7,998	6,142	23,900	17,848
Equity in earnings from joint ventures	—	(334)	—	(334)
Depreciation and amortization	10,264	8,731	29,533	23,437

Adjusted EBITDA	$65,227	$45,636	$202,882	$128,027

Specialty hospitals	$58,945	$38,376	$174,966	$94,570
Outpatient rehabilitation	17,349	16,862	64,427	59,756
Other	(11,067)	(9,602)	(36,511)	(26,299)

Adjusted EBITDA	$65,227	$45,636	$202,882	$128,027

(1) Income from discontinued operations does not affect the Adjusted EBITDA of the Company’s reportable segments.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	September 30, 2004	September 30, 2003
Specialty hospitals net operating revenue	$270,647	$220,967
Less: Specialty hospitals opened or acquired after 1/1/03	56,839	15,146
Closed specialty hospital	—	64

Specialty hospitals same store net revenue	$213,808	$205,757

Specialty hospitals Adjusted EBITDA	$58,945	$38,376
Less: Specialty hospitals opened or acquired after 1/1/03	12,869	1,830
Closed specialty hospital	—	24

Specialty hospitals same store Adjusted EBITDA	$46,076	$36,522

All specialty hospitals Adjusted EBITDA margin	21.8%	17.4%
Specialty hospitals same store Adjusted EBITDA margin	21.6%	17.8%

	Nine Months Ended
	September 30, 2004	September 30, 2003
Specialty hospitals net operating revenue	$807,944	$596,158
Less: Specialty hospitals opened or acquired after 1/1/03	157,116	15,435
Closed specialty hospital	—	1,537

Specialty hospitals same store net revenue	$650,828	$579,186

Specialty hospitals Adjusted EBITDA	$174,966	$94,570
Less: Specialty hospitals opened or acquired after 1/1/03	36,184	207
Closed specialty hospital	—	(15)

Specialty hospitals same store Adjusted EBITDA	$138,782	$94,378

All specialty hospitals Adjusted EBITDA margin	21.7%	15.9%
Specialty hospitals same store Adjusted EBITDA margin	21.3%	16.3%